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Exhibit 99.(a)(8)

Return of Cash and Notice of Initial Repurchase Offer

June 15, 2005

To Our Clients:

National Grid Transco plc, a public limited company organized under the laws of England and Wales ('NGT' or the 'Company'), is engaging in a Return of Cash by way of an issuance of B Shares. The Return of Cash is composed of the issuance of B Shares, the B Share Alternatives and the Share Capital Consolidation. The Return of Cash will be made to record holders of NGT's Existing Ordinary Shares as of 5:00 p.m. (London time) on July 29, 2005 and to record holders of NGT's Existing ADRs as of 5:00 pm (New York City time) on July 29, 2005. For your consideration in connection with the Return of Cash, please find the U.S. Supplemental Memorandum and the Schedule TO (as defined below) enclosed herewith. Unless otherwise defined herein, capitalized terms have the meaning given to them in the U.S. Supplemental Memorandum.

B Share Issuance

Holders of Existing Ordinary Shares shall be entitled to one B Share per Existing Ordinary Share they hold as of July 29, 2005. In the case of holders of Existing ADRs, since each Existing ADR represents five Existing Ordinary Shares, such holders are entitled to receive five B Shares per Existing ADR they hold as of July 29, 2005. Each B Share entitles its holder to receive 65 pence in cash and since holders of Existing ADRs will receive five B Shares per Existing ADR, such holders will be entitled to £3.25 per Existing ADR.

B Share Alternatives

Holders of B Shares have three alternative ways in which they can receive their 65 pence per B Share: (i) a Single B Share Dividend; or (ii) an Initial Repurchase Offer; or (iii) Future Repurchase Offers. In connection with the Initial Repurchase Offer, the Company has filed a Tender Offer Statement on Schedule TO dated June 15, 2005 (the 'Schedule TO') with the SEC. Copies of the Schedule TO are available free of charge from EDGAR on the SEC's website http://www.sec.gov and the U.S. Information Agent upon request.

Share Capital Consolidation

In conjunction with the issue of the B Shares, NGT intends to engage in a Share Capital Consolidation, or reverse stock split, in order to maintain the trading value of the Existing Ordinary Shares and Existing ADRs (subject to normal market movements) despite the cash payment of 65 pence per Existing Ordinary Share or £3.25 per Existing ADR. The Share Capital Consolidation will be carried out by subdividing and consolidating each Existing Ordinary Share and Existing ADR which will result in New Ordinary Shares and New ADRs being issued. U.S. Shareholders will receive 43 New Ordinary Shares for every 49 Existing Ordinary Shares owned as of 5:00 p.m. (London time) on July 29, 2005. ADR Holders will receive approximately 0.88 New ADRs for each Existing ADR owned as of 5:00 p.m. (New York City time) on July 29, 2005.

Further Information

We are the holder of record of Existing ADRs held by us for your account. An acceptance of the Initial Repurchase Offer in respect of such Existing ADRs can be made only by us as the holder of record and pursuant to your instructions. Accordingly, we request instructions as to whether you wish to have us accept the Initial Repurchase Offer on your behalf in respect of any or all Existing ADRs held by us for your account pursuant to the terms and subject to the conditions set forth in the U.S. Supplemental Memorandum.

Your attention is directed to the following:

1.
The Initial Repurchase Offer is being made for B Shares issued pursuant to the Return of Cash, which has been unanimously recommended by the Directors of NGT.

2.
The Initial Repurchase Offer is on the terms and subject to the conditions set forth in the Circular to Shareholders, the U.S. Supplemental Memorandum and the Form of Election and Transmittal.

3.
The Election Period will remain open until 11:30 a.m. (New York City time), 4:30 p.m. (London time), on August 5, 2005, unless extended.

4.
Holders of Existing ADRs and Existing Ordinary Shares will have the right to withdraw their elections under the B Share Alternatives, including the Initial Repurchase Offer, from the date of this letter until 11:30 a.m. (New York City time), 4:30 p.m. (London time), on August 5, 2005, unless the Election Period is extended.

If you wish to have us make an election under the B Share Alternatives in respect of any or all of the B Shares to which you are entitled as a result of your account with us, please so instruct us by completing, executing and returning to us the Instruction Form contained in this letter. If you authorize us to make an election in respect of your B Shares, the alternative you have chosen will be made in respect of all such B Shares unless otherwise indicated in such Instruction Form. Your instructions should be forwarded to us in ample time to permit us to make an election under the B Share Alternatives on your behalf before the Election Period expires at 11:30 a.m. (New York City time), 4:30 p.m. (London time), on August 5, 2005, unless extended. The specimen Letter of Election and Transmittal is furnished to you for your information only and cannot be used by you to make an election under the B Share Alternatives in respect of the B Shares to which you are entitled.

THE INITIAL REPURCHASE OFFER WILL REMAIN OPEN FOR ACCEPTANCE DURING THE ELECTION PERIOD UNDER THE RETURN OF CASH. THE ELECTION PERIOD FOR ACCEPTANCES AND WITHDRAWALS WITH RESPECT TO THE INITIAL REPURCHASE OFFER WILL EXPIRE AT 11:30 A.M. (NEW YORK CITY TIME), OR 4:30 P.M. (LONDON TIME), ON AUGUST 5, 2005, UNLESS EXTENDED TO A LATER CLOSING DATE. HOLDERS OF B SHARES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE INITIAL REPURCHASE OFFER FROM THE DATE OF THIS LETTER UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE ELECTION PERIOD.

INSTRUCTIONS WITH RESPECT TO THE
RETURN OF CASH

The undersigned acknowledge(s) receipt of your letter and the U.S. Supplemental Memorandum, the Circular to Shareholders and the related Letter of Election and Transmittal relating to Return of Cash, including the Initial Repurchase Offer to purchase (upon the terms and subject to the conditions set forth in the U.S. Supplemental Memorandum, the Circular to Shareholders and the Letter of Election and Transmittal) the B Shares issued pursuant to the Return of Cash.

This will instruct you to make an election with respect to the B Shares under the B Share Alternatives held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the U.S. Supplemental Memorandum, the Circular to Shareholders and the Letter of Election and Transmittal.
Unless otherwise defined herein, capitalized terms in this note have the meanings set out in the U.S. Supplemental Memorandum.
	Dated ________________________________ 2005		Signature(s)

	Single B Share Dividend – Receive the U.S. dollar equivalent of £3.25 per Existing ADR for some or all B Shares (less withholding taxes, if any).	Alternative 1*

	Initial Repurchase Offer – Tender some or all of your B Shares in the Initial Repurchase Offer and receive the U.S. dollar equivalent of £3.25 per Existing ADR (less withholding taxes, if any).	Alternative 2*

	Future Repurchase Offers – Retain some or all of your B Shares for purchase in 2006 and/or 2007 at a price payable in U.K. pounds. B Share certificates will be issued in the United Kingdom by Capita IRG Plc and mailed to you. Any continuing dividend payment will be payable in U.K. pounds.	Alternative 3*
	Total Election		Name(s)
(Please Type or Print)
*
PLEASE INSERT THE NUMBER OF ADRs FOR WHICH YOU ARE MAKING THIS ELECTION. UNLESS YOU WANT TO ELECT ALTERNATIVE 1 FOR ALL YOUR B SHARES, YOUR TOTAL ELECTION AND THE ENTRIES UNDER EACH ALTERNATIVE MUST EQUAL THE NUMBER OF EXISTING ADRs YOU HOLD. HOWEVER, IF NO ELECTION IS MADE, YOU WILL BE DEEMED TO HAVE ELECTED ALTERNATIVE 1 WITH RESPECT TO ALL OF THE B SHARES TO WHICH YOU ARE ENTITLED. IF YOU WOULD LIKE TO PARTICIPATE IN ALTERNATIVE 1 FOR ALL OF YOUR B SHARES, YOU NEED TAKE NO ACTION AND DO NOT NEED TO RETURN THIS FORM.
Address(es)
(Including Zip Code)
Area Code(s) and Telephone Number(s)
Employer Identification or Social Security No(s).

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  Exhibit 99.(a)(8)
Return of Cash and Notice of Initial Repurchase Offer
INSTRUCTIONS WITH RESPECT TO THE RETURN OF CASH